Exhibit (i)

February 5, 2010

ProShares Trust

7501 Wisconsin Avenue, Suite 1000

Bethesda, Maryland 20814

Ladies and Gentlemen:

We are furnishing this opinion in connection with the proposed offer and sale by ProShares Trust, a Delaware statutory trust (the “Trust”), of shares of beneficial interest of ProShares UltraPro QQQ® (formerly ProShares Mega qqq®), ProShares UltraPro Dow30SM (formerly ProShares Mega Dow30SM), ProShares UltraPro MidCap400 (formerly ProShares Mega MidCap400), ProShares UltraPro Russell2000 (formerly ProShares Mega Russell2000), ProShares UltraPro MSCI EAFE (formerly ProShares Mega MSCI EAFE), ProShares UltraPro MSCI Emerging Markets (formerly ProShares Mega MSCI Emerging Markets), ProShares UltraPro 7-10 Year Treasury (formerly ProShares Mega 7-10 Year Treasury), ProShares UltraPro 20+ Year Treasury (formerly ProShares Mega 20+ Year Treasury), ProShares UltraPro Short QQQ® (formerly ProShares MegaShort qqq® ), ProShares UltraPro Short Dow30SM (formerly ProShares MegaShort Dow30SM), ProShares UltraPro Short MidCap400 (formerly ProShares MegaShort MidCap400), ProShares UltraPro Short Russell2000 (formerly ProShares MegaShort Russell2000), ProShares UltraPro Short MSCI EAFE (formerly ProShares MegaShort MSCI EAFE), ProShares UltraPro Short MSCI Emerging Markets (formerly ProShares MegaShort MSCI Emerging Markets), ProShares UltraPro Short 7-10 Year Treasury (formerly ProShares MegaShort 7-10 Year Treasury), and ProShares UltraPro Short 20+ Year Treasury (formerly ProShares MegaShort 20+ Year Treasury), (collectively, the “Shares”) pursuant to post-effective amendment No. 21 on Form N-1A (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended.

We are familiar with the actions taken by the Trustees of the Trust to authorize the issuance of the Shares. We have examined the Trust’s Certificate of Trust (as on file in the office of the Secretary of State of the State of Delaware), its Agreement and Declaration of Trust, as amended, its By-Laws and such other documents as we deemed necessary for the purposes of this opinion. We assume that upon sale of the Shares by the Trust the Trust will receive the net asset value thereof.

Based upon the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares, and that, when the Shares are issued and sold, they will be validly issued, fully paid and nonassessable by the Trust.

We consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP